THT Heat Transfer Technology, Inc. Announces
Third Quarter 2015 Results

SIPING, CHINA — November 16, 2015 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Financial Highlights

•	Sales revenue decreased by 20.7% year-over-year to US$12.6 million.
•	Gross profit decreased by 54.2% year-over-year to US$2.6 million.
•	Gross margin was 20.3%, compared with 35.1% for the third quarter of 2014.
•	Operating income decreased by 93.8% year-over-year to US$0.2 million.
•	Net income attributable to common stockholders was US$0.1 million, compared with US$2.0 million for the third quarter of 2014.
•	Basic and fully diluted net income per share was US$0.01, compared with US$0.10 for the third quarter of 2014.

Comment from Guohong Zhao, Chairman and CEO

Chairman and Chief Executive Officer Guohong Zhao commented, “Our sales revenue decreased by 20.7% year-over-year to US$12.6 million and gross profit decreased by 54.2% to US$2.6 million, affected by the persistently sluggish demand for our heat exchange solutions along with the ongoing macroeconomic uncertainty in China. The uncertainty has remarkable impact on some main industries we serve, such as petrochemical, metallurgical and shipbuilding industries.

“Combined with the green actions supported by the Chinese government, however, we believe that our strategy of focusing on high technology and high value added products will enable us to continuously increase our competitiveness and remain sustained growth.”

Third Quarter 2015 Financial Results

Revenue

Sales revenue for the third quarter of 2015 was US$12.6 million, a 20.7% decrease from US$15.9 million during the same period of 2014. The decrease was primarily due to the reduced orders of our products and the decrease in unit selling price of our products. Sales volume of heat exchange products totaled 1132 units in the third quarter of 2015. The average unit selling price of our products decreased 33.7 % compared with the same period of last year. The overall decrease was due to the decreased demand for our products in consequence of fewer projects and economic slowdown of China in the third quarter of 2015 compared with previous years.

For the third quarter of 2015, sales revenue from heat exchange units was US$3.4 million, a decrease of 58.9% compared with US$8.2 million in the same period of 2014. Sales revenue from plate heat exchangers was US$5.7 million, an increase of 14.3% compared to the same period of 2014. During the third quarter of 2015, sales revenue from air-cooled heat exchangers, shell-and-tube heat exchangers and others totaled US$3.6 million, an increase of 28.2% as compared to the same period of 2014.

Cost of Sales
Cost of sales for the third quarter of 2015 decreased 9.1% to US$10.1 million from US$10.4 million in the third quarter 2014. The decrease was mainly in line with the decrease in the Company’s sales revenue.

Gross Profit and Gross Margin
Gross profit decreased 54.2% to US$2.6 million during the third quarter of 2015, from US$5.6 million in the same period of 2014, mainly due to the decrease in our unit selling price. Gross margin was 20.3% for the third quarter of 2015, as compared with 35.1% during the same period of 2014. The decrease in gross margin was mainly attributable to the decrease in our unit selling price.

Operating Expenses
Administrative expenses decreased 2.6% to US$0.85 million in the third quarter 2015, from US$0.87 million for the same period of 2014. The decrease was primarily owing to the decrease in bad debt expense in the third quarter of 2015.

Research and development expenses decreased 46.7% year-over-year to US$0.5 million, from US$0.9 million in the third quarter 2014. The decrease was primarily due to our decision to reduce research and development investment.

Selling expenses increased 2.9% to US$1.08 million for the third quarter of 2015, from US$1.05 million during the same period of 2014. The increase was mainly attributable to an increase in freight expenses.

Income before Income Tax
Income before income tax was US$0.1 million in the third quarter of 2015, a decrease of 95.1% compared with US$2.6 million in the same period of 2014. The decrease was mainly due to a decrease in our gross profit.

Income Tax
Income tax was US$-0.04 million in the third quarter of 2015, compared with US$0.5 million in the same period of 2014.

Net Income
Net income attributable to common shareholders was US$0.1 million in the third quarter of 2015, a 93.7% decrease compared with US$2.0 million in the same period of 2014. The decrease was due to the decrease in our gross profit.

Basic and fully diluted net income per share was US$0.01 in the third quarter of 2015, compared with US$0.10 in the same period of 2014.

Liquidity
As of September 30, 2015, the Company had cash and cash equivalents of US$8.1 million and restricted cash of US$0.5 million. During the first nine months of 2015, there was a net cash outflow of US$4.1 million, compared with US$3.2 million in the same period of 2014.

Net cash used in operating activities was US$5.6 million for the first nine months of 2015, compared with net cash provided by operating activities of US$6.9 million for the same period of 2014. The decrease in net cash used in operating activities was mainly attributable to (1) decreased accounts payable; (2) decreased net income; and (3) less payments made for other payable and accrued expenses.

Net cash provided by investing activities was US$0.24 million for the first nine months of 2015, compared with net cash provided by investing activities of US$0.33 million for the same period of 2014.

Net cash provided by financing activities was US$1.31 million for the first nine months of 2015, compared with net cash used in financing activities of US$10.50 for the same period of 2014. The decrease in net cash provided by financing activities resulted from a decrease in repayment of short-term loan in the amount of $14.26 million.

Outlook for Fourth Quarter of 2015

THT expects to generate sales revenue in the range of US$10 million to US$15 million in the fourth quarter of 2015, compared with US$24.2 million in the same period of 2014. This represents the Company’s preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Mr. Zhao Yi
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Robie Li
Investor Relations Department
THT Heat Transfer Technology, Inc.
Tel: +65 9235 1765
Email: lirubing@tht.cn

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of September 30, 2015 and December 31, 2014
(Stated in thousands of US Dollars)

	September 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)

Assets
Current assets
Cash and cash equivalents	8,138	12,248
Restricted cash	507	550
Accounts receivable, net	40,183	42,883
Inventories, net	25,121	27,927
Other current assets	13,215	12,065
Total current assets	87,164	95,673
Restricted cash, non-current	486	738
Long-term accounts receivable	1,246	1,910
Other non-current assets	14,391	14,916
Total assets	103,287	113,237

Liabilities
Current liabilities
Short-term bank loans	14,165	12,691
Other current liabilities	24,721	34,732
Total current liabilities	38,886	47,423
Long-term loan	551	570
Total liabilities	39,437	47,993
Total shareholders’ equity	63,850	65,244
Total liabilities and equity	103,287	113,237

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in thousands of US Dollars, except number of shares and per share data)

	Three months ended
	September 30,
	2015	2014

Sales revenue	12,641	15,943
Cost of sales	(10,079)	(10,355)

Gross profit	2,562	5,588

Operating expenses
Administrative expenses	849	872
Research and development expenses	456	856
Selling expenses	1,082	1,051

Total operating expenses	2,387	2,779

Operating income	175	2,809
Interest income	2	2
Other income	23	0
Financial costs	(3)	(263)
Other expense	(72)	0

Income before income taxes	125	2,548
Income taxes	4	(500)
Net income	129	2,048

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.01	$0.10

Weighted average number of shares outstanding - Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the nine months ended September 30, 2015 and 2014
(Stated in thousands of US Dollars)

	Nine months ended
	September 30
	2015	2014
Net cash provided by (used in) operating activities	(5,630)	6,871
Net cash provided by investing activities	236	322
Net cash provided by (used in) financing activities	1,313	(10,495)
Effect of exchange rate changes on cash and cash equivalents	(29)	140
Net decrease in cash and cash equivalents	(4,110)	(3,152)
Cash and cash equivalents at beginning of the period	12,248	9,082
Cash and cash equivalents at end of the period	8,138	5,930